Exhibit 13.47

Email to investors Hi [Investor], It's nice to connect. I'll share some additional highlights/updates here. Let me know if you have any questions. - We have a unique growth mechanism called App Mining. Great apps earn rewards every month based on their rank. Right now $100k/month goes to developers through this program, that will go up to 10x more in the coming months (We designed this with game theorist from Princeton and NYU, details here). See the top blockstack apps: https://app.co/mining/may-2019 - Independent Blockstack apps grew from 17->46 (Q4), 46->86 (Q1), 86->120 (Q2). - Clarity is the smart contract language that (a) does *not* use a compiler, (b) contracts are evaluated at publish time vs. run-time, and (c) is Turing-incomplete by design. Details in Section 3 (page 10) of our whitepaper 2.0: https://blockstack.org/whitepaper.pdf - We have a "Tunable Proofs" consensus mechanism that aims to bootstrap new blockchains in a secure way (when there is relatively less hashpower on the network) and can combine PoW, PoS etc with tunable weights (Section 2 of whitepaper). - The Stacks token is used as "fuel" to register digital assets and to register/execute smart contracts. The token is a utility token (and is considered as such internationally) but in the US due to an abundance of caution we're complying with securities regulations for as long as they're relevant. See "decentralization process" discussions in our SEC offering circular. More details are in our data room. Thanks, Brittany www.blockstack.com

---------------------------The materials linked to in this email contain statements about a potential offering under Regulation A of the Securities Act of 1933, as amended (“Regulation A”). This information is provided to you solely for purposes of providing you with what we believe could be material information about the Company and its business. No money or other consideration is being solicited with respect to any offering under Regulation A, and if sent in response for such an offering, will not be accepted. Any offer to buy securities under Regulation A will be made only pursuant to an offering statement filed with and qualified by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Regulation A, and the information linked to does not relate to any such offering statement or any offering under Regulation A. No offer to buy securities under Regulation A can be accepted and no part of the purchase price can be received for an offering under Regulation A until such an offering statement is qualified by the SEC. In any such future and potential Regulation A offering, any offer made pursuant to an offering statement may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date, and an indication of interest made by a prospective investor in any such Regulation A offering is non-binding and involves no obligation or commitment of any kind. It is possible that the Company will never engage in the Regulation A offering for many reasons. For example, the offering may never be qualified by the Securities and Exchange Commission. The Regulation A offering may also be delayed from the Company’s currently anticipated timeline, perhaps considerably. Investors in the offering described in this materials should not count on the Regulation A offering when deciding whether to invest.

This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. We are not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

An indication of interest involves no obligation or commitment of any kind.

Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly filed offering statement relating to that offering, a copy of which is available on this website.

You may obtain a copy of the preliminary offering circular that is part of that offering statement at stackstoken.com.

Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.